EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED – CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED PORTIONS HAVE BEEN REPLACED WITH “***.”

RESELLER AGREEMENT

This Reseller Agreement (“Agreement”) is entered into this 6th day of June, 2014 (the “Effective Date”) by and between Support.com, Inc. (“Support.com” or “Vendor”), and Comcast Cable Communications Management, LLC, on behalf of itself and its affiliates that choose to participate in this Agreement (“Comcast” or “Reseller”), and describes the terms and conditions governing Comcast’s limited right to resell certain Services and Software of Support.com, as further described herein.  Each party is referred to as a “Party” or collectively as the “Parties” herein.

1. Definitions and Exhibits.

a)         Besides the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

i.
“Customer” shall mean a person, company or other legal entity that subscribes to Comcast Business Class services, and purchases Services for its own internal purposes and not for resale to, or use on behalf of, others.

ii.
“Customer Agreement” means the agreement(s), as attached or described in Exhibit C attached hereto, as it may be updated from time to time by Comcast in accordance with the terms of this Agreement, which governs a Customer’s use of the Services or Software hereunder.

iii.
“Data Protection Laws” means the EU Data Protection Directive 95/46/EC, the EU Privacy & Electronic Communications Directive 2002/58/EC, European Commission decisions and guidance and all national implementing legislation, and all other applicable laws and regulations relating to data protection and privacy in any jurisdiction in which the Services are being provided or PII (as defined in Section 8(b) below) is being processed and any jurisdiction from which Vendor provides any of the Services, including any amendments or re-enactments thereto.  For the avoidance of doubt, the Data Protection Laws shall include, among other laws and regulations that may be applicable, the data protection laws of the EU Member State in which any affiliate of Comcast is established.

iv.	“Documentation” means the user instructions and such other instructional information provided by Vendor for use with the Services.
v.	“MarketPlace” means the Web site, hosted by or on behalf of Comcast, through which Customers may purchase Services.
vi.
“Program Description” means a description of the specific program, under which Support.com will provide certain Services and Software to Customers for Comcast, as further described in Exhibit A attached hereto.

vii.
“Safe Harbor Program” means the EU US safe harbor program ratified in the Commission Decision 520/2000/EC of 26 July 2000 pursuant to Directive 95/46/EC of the European Parliament and of the Council of the adequacy of the protection provided by the safe harbor privacy principles and related frequently asked questions issued by the US Department of Commerce, including any amendments or re-enactments thereto.

viii.
“Services” means the services that Support.com performs and offers to perform for Customers purchasing Services from Comcast, as described in the Program Description.  Services are provided as either “Incidents” or “Subscriptions” as more particularly described in the Program Description.  Unless otherwise specified herein, all references to the Services herein include the Software.
ix.
“Software” means the Support.com software, in executable object code form, as described in the Program Description, and any modified, updated or enhanced versions of the same, that Support.com may make available to Customers, along with any accompanying documentation, in performing the Services.

x.	“Vendor Fee(s)” means the fee(s) payable by Comcast to Vendor for each active Subscription or Incident of the Services sold, as set forth in the Program Description.

b)         All exhibits, schedules, attachments and statements of work (each, an “SOW”) referenced in this Agreement are hereby incorporated into this Agreement by such reference.

2. License Grant and Appointment.  Subject to the terms of this Agreement, Vendor hereby grants Comcast, a worldwide, nonexclusive, right and license to: (i) market and promote in any medium, and to distribute and sell, the Services to Customers, pursuant to Customer Agreements and  subject to the payment of Vendor Fees, as set forth in the applicable Program Description, through the Comcast “Marketplace” or any other distribution channels Comcast develops; (ii) grant Customers access to and use of the Services for Customers, pursuant to Customer Agreements and subject to the payment of Vendor Fees, as set forth in the applicable Program Description attached hereto; and (iv) reproduce, distribute, display publicly, transmit, and otherwise use  Vendor’s trademarks and logos (“Vendor Marks”) in connection with the marketing, promotion, and sale of the Services in the MarketPlace or any other distribution channels Comcast develops.  Vendor reserves the right to terminate the Vendor Marks license Vendor granted Comcast as set forth in this Section 2 upon reasonable advance written notice.

3. Services Scope and Basic Requirements.

a)         Vendor shall provide the Services to Customers in keeping with the Service Level Agreement set forth in Exhibit B.

d)          Comcast may, at its sole option, change the technical requirements of the Marketplace, and if Comcast does so, Comcast and Vendor will work together to determine the requirements and fees associated with any such change.

4. Use Restrictions.

a)         Comcast shall not do any of the following:  (a) create or recreate the source code for the Software, or re-engineer, reverse engineer, decompile or disassemble the Software; (b) modify, adapt, translate or create derivative works based upon the Software; or (c) remove, erase or tamper with any copyright or other proprietary notice printed or stamped on, affixed to, or encoded or recorded in any Software.

b)         To the extent any PII (as defined in Section 8(b) below) or Customer Data (as defined in Section 5(b) below) is exported from or otherwise accessed from or stored outside of the United States and/or Canada, it shall be done with the Customer’s prior consent and shall be in compliance with all applicable laws, including without limitation the Data Protection Laws and the Safe Harbor Program.  Vendor shall perform all Services involving Comcast Confidential Information (as defined in Section 8(a) below) in the United States and/or Canada, and in no event shall any Comcast Confidential Information be exported from or otherwise be accessed from outside of the United States and/or Canada without Comcast’s express prior written permission.  Out of an abundance of clarity, the Parties understand and agree that this restriction applies to any facilities Vendor may be operating remotely.  Notwithstanding the foregoing, Vendor may provide development related work on Vendor’s platform, Vendor’s software, back-office related work and Vendor’s Network Operations Centre (but not other Services or work paid for by Comcast) performed by employees and subcontractors in India; provided that, in no event, shall any such Comcast Confidential Information (as defined below) be exported from or otherwise leave the United States.  In addition, Vendor shall not downgrade any security or data protection policies Vendor utilizes as of the Effective Date of this Agreement without first obtaining Comcast’s prior written approval.

c)           Without limiting the generality of other provisions of this Agreement that restrict Vendor’s ability to use Customer information, Vendor shall not use any information about Customers to target Customers in connection with any advertising.   In addition, notwithstanding any other provision of this Agreement, at no time shall Vendor: (i) attempt to influence Customer’s choice with respect to its search engine, (ii) modify (directly or indirectly) any Customer default browser settings including but not limited to homepage, favorites, bookmarks, search services or any related default settings, (iii) use any tracking software or data collection services for the purposes of creating advertising profiles, or (iv) release any software that could alter or interfere with Customer’s selected webpages when rendered.

d)         Vendor’s current Privacy Policy (“Privacy Policy”), Terms of Use (“Terms of Use”) (collectively, “Policies”) and Customer Agreements that it may utilize with Customers are referenced in Exhibit C attached hereto, do not and shall not contain any provision that: (i)  allows for the reselling, redistributing or sharing with third-parties any data that it collects about the Customer, or (ii) is contrary to the requirements and restrictions set forth in Sections 4(c), 7, 8(d) or 8(e).  Vendor shall not change its Privacy Policy, Terms of Use or Customer Agreements in any way that significantly: (i)  decreases Customer’s rights or Vendor’s obligations, or (ii)  increases the scope or manner in which Customer Data is used without obtaining Comcast’s prior written consent.

5. Proprietary Rights.

a)         Vendor, its affiliates and licensors, retain all right, title and interest in, to and under the Services and Documentation. Comcast acknowledges and agrees that the Services and Documentation, and components thereof, are subject to copyright, trade secret and other intellectual property protections in favor of Vendor and its licensors.  No title or right, or any intellectual property or other right, express or implied, is transferred to Comcast by virtue of this Agreement.  The license granted hereunder is limited solely to the rights set forth herein.

b)         The Parties understand and agree that all data input into the Services by Customers, contained in any Customer download, or included within any reports, spreadsheets or analysis of any kind generated by the Customer via use of the Service, including all intellectual property rights therein and any enhancements, derivative works and improvements thereto (“Customer Data”) are the exclusive property of either Comcast or the applicable Customer.  The Customer Data is the confidential information of the Customer.  Vendor shall treat such information as “Confidential Information” (as defined in Section 8(a) below) and shall treat such Customer Data in accordance with the restrictions set forth in Section 8, with all Vendor obligations to Comcast being replaced with Vendor obligations to Customer (only with respect to Customer Data).  Vendor shall only use Customer Data for the benefit of the Customer as required to fulfill its obligations under this Agreement or its agreement with Customer (as applicable) and for no other purpose.  Customer Data does not include aggregate “machine data” that Support.com collects and retains that is not traceable to any individual but is useful in knowing, e.g., the prevalence of certain hardware systems and configurations and support problems.

6. Payment and Invoicing.

a)         The Vendor Fees set forth in Exhibit A in the Section entitled (“Services and Vendor Fees”) shall be paid by Comcast to Vendor on a calendar monthly basis in arrears within forty five (45) days of Comcast’s receipt of Vendor’s monthly invoice, in accordance with the payment and reporting model set forth in the Program Description.  Customer refunds or charge-backs shall be subject to the applicable Program Description.

b)          All invoices submitted by Vendor to Comcast (to the extent there are any) shall be submitted to Comcast electronically in accordance with Comcast's electronic payment policies then in effect and provided to Vendor in writing from time to time or made available for review at  http://www.comcast.com/vipgateway/?SCRedirect=true and https://account.rollstream.com/accounts/login  (the "Electronic Payment Policies").  Invoices shall be deemed received one business day after proper submission in accordance with the Electronic Payment Policies.  Payments, including partial payments of undisputed amounts, shall be remitted electronically to Vendor within forty five (45) days of Vendor’s receipt of proper invoice to an account designated by Vendor in accordance with the Electronic Payment Policies.  Comcast, upon written notice to Vendor, reserves the right to reject any invoice that is not submitted in accordance with the Electronic Payment Policies.

7. Data Collection.  To the extent that the Services have the capacity to place any pixels, scripts or code (“Code”) on any website, mobile site or similar property or service of Customers or of Comcast (or its service providers) and such Code has the ability to include a function that collects data regarding the browsing activity or provision of information by visitors to such a property or service or will be using any data collected from the internet in connection with providing any Services hereunder, Vendor represents and warrants that it will not collect or use any such data without the express prior written permission of Comcast and then only in compliance with the restrictions set forth on Exhibit D hereto.

8. Confidential Information; Security; Access.

a)         The Parties acknowledge and agree that they each may come into contact with confidential or proprietary information of the other Party, including but not limited to, vendor or supplier information, terms and conditions of supplier agreements, components or elements of the Services or Documentation, business plans and information, Customer information or data, sales and product plans and data, PII, Usage Data, all information about Comcast’s network configuration, plant or any equipment attached thereto; and all other information relating to the software, operations, products or service offerings of Comcast which was disclosed or provided to Vendor or became known to Vendor through its relationship with Comcast or which a reasonable person knows or should know is confidential (“Confidential Information”).  Notwithstanding anything in this Agreement to the contrary, the term “Confidential Information” shall not include any information that: (i) is or becomes generally known to the public other than as a result of a disclosure in breach of this Agreement; (ii) is rightfully in the possession of a Party prior to disclosure by the other Party; (iii) is received by a Party in good faith and without restriction from a third party having the right to make such disclosure and not under a confidentiality obligation to the other Party; or (iv) is independently developed by a Party without reference to the Confidential Information of the other Party, which such development may be demonstrated by documentation.  The Parties acknowledge that the disclosure or unauthorized use of Confidential Information may cause irreparable injury and damages may not be readily ascertainable.  The Parties shall, therefore, be entitled to seek injunctive relief upon a disclosure or improper use, or threatened disclosure or improper use, of any Confidential Information in addition to such other remedies as may be available at law or in equity.

b)         “PII” means any information that refers to, is related to, or is associated with an identified or identifiable individual, including, but not limited to, an individual’s first name or first initial and his or her last name in combination with any one or more of the following data elements: (i) Social Security number, (ii) driver’s license number or state identification card number, (iii) account number, credit or debit card number, in combination with any required security code, access code, or password that would permit access to an individual’s financial account, or (iv) any individually identifiable information regarding an individual’s medical history or medical treatment or diagnosis by a health care professional.

c)         Non-use and Non-disclosure.  The Parties shall, at all times, both during the Term (as defined in Section 13 below) of this Agreement and thereafter so long as such information continues to meet the definition of Confidential Information, use commercially reasonable efforts to keep all Confidential Information of the other Party confidential.  The Parties each further agree that they will not, directly or indirectly, disclose any of the other Party’s Confidential Information to any third party (except, with respect to Comcast, to its contractors and vendors that are performing services for Comcast) or use any of the other Party’s Confidential Information for any purpose other than in furtherance of this Agreement except as specifically permitted by this Agreement or with the other Party’s prior written consent. Each Party will only allow its employees and contractors to access the Confidential Information of the other Party that have a need to know in order to properly perform its obligations or exercise its rights under this Agreement and who are bound by the confidentiality provisions herein.  Neither Party shall make any public statement revealing the terms and conditions of this Agreement without the other Party’s prior written consent.  Notwithstanding the foregoing, either Party may disclose Confidential Information of the other Party if disclosure is required by a court of competent jurisdiction, but only after the Party seeking to disclose gives the other Party reasonable advance written notice to reasonably allow for an opportunity for such Party to secure an appropriate protective order or other measure limiting disclosure.  The Parties shall reasonably cooperate in seeking such protection, at the expense of the Party seeking such protection.

d)         Vendor hereby acknowledges that Comcast has a special responsibility under the law to keep PII private and confidential.  Vendor also acknowledges that the PII to which it may have access pursuant to this Agreement constitutes, as between Vendor and Comcast, Comcast Confidential Information and that Vendor in no way possesses or shall gain possession of any ownership or other proprietary rights with respect to such PII.  Vendor acknowledges and understands that PII is subject to the subscriber privacy protections set forth in Section 631 of the Cable Communications Policy Act of 1984, as amended (47 USC Sec. 551), as well as other applicable federal and state laws.  Vendor agrees that it shall use such information in strict compliance with Section 631 of the Act and all other applicable laws governing the use, collection, disclosure and storage of such information.  Vendor further agrees to restrict disclosure of such PII to those Vendor employees or sub-contractors with a need to know and who are bound by the confidentiality provisions herein and shall not further disclose such information to any third party without the prior written consent of Comcast.

e)         Usage Data.  Any and all usage data, activity data or other information collected from or about or otherwise regarding a Customer’s specific use of the Services whether in individual or aggregate form (“Usage Data”) shall only be accessed and used for the purposes of provided the Services to applicable Customer and as indicated or specifically permitted (in writing and in advance) by Comcast.  Such Usage Data is and shall remain the confidential information of Customer and as such Vendor shall only share the Usage Data with those of its employees that have a need to know in order to provide the Services to Customer.  In addition, to the extent that Vendor has access to or collects such Usage Data, it shall treat in accordance with Vendor’s Policies (as described in Section 4(d) above) and applicable law.  Usage Data does not include aggregate “machine data” that Support.com collects and retains that is not traceable to any individual but is useful in knowing, e.g., the prevalence of certain hardware systems and configurations and support problems.

f)         Security.  All Comcast Confidential Information and Customer Data (including PII and Usage Data) that is collected, stored or otherwise maintained by Vendor pursuant to this Agreement shall be maintained in a secure environment that meets industry standards for website security and the security provisions set forth on Exhibit E.   With regard to the security protections actually employed by Vendor with respect to Customer Data, Vendor shall not materially downgrade any such security or data protection policies Vendor utilizes as of the Effective Date of this Agreement without first providing Customers with meaningful notification.  Any Comcast Confidential Information or Customer Data (including PII and Usage Data) that is collected or obtained by Vendor must be stored and transmitted in encrypted or otherwise secure form.  In the event that any periodic security audit conducted by Vendor reveals a breach or a potential breach in Vendor’s security that may affect the security and/or integrity of Comcast Confidential Information or Customer Data, Vendor will notify Comcast immediately and make all commercially reasonable efforts to re-secure its systems immediately, and if such is not possible then Vendor shall shut the system down immediately until it can be re-secured.  In addition, upon reasonable request, Comcast may participate in Vendor’s security audit or undertake one on its own.  In the event Comcast either partakes in Vendor’s security audit of undertakes one itself, Vendor shall reasonably cooperate with Comcast during such and take into consideration Comcast’s comments and findings.  To the extent that Vendor collects credit card information from Customers: (i) at least once per calendar year during the term of this Agreement, Vendor shall retain an independent auditor to conduct a SSAE16 Type II audit to assess the internal controls and procedures of Vendor and upon written request, Vendor shall promptly provide Comcast with a copy of such audit report, (ii) all Customer Data (including PII and Usage Data) that is collected, stored or otherwise maintained by Vendor shall be maintained in a secure environment that meets the requirements of the Payment Card Industry Data Security Standard (“PCI-DSS”), (iii) at least once per calendar year Vendor shall retain an independent security assessor, as approved by the Payment Card Industry Security Standards Council, to audit the applicable security procedures, policies, and systems of Vendor to assess Vendor’s compliance with the applicable provisions of the PCI-DSS and upon written request shall provide Customer evidence of Vendor’s compliance with PCI-DSS, and (iv) Vendor shall promptly implement any changes to its security procedures, policies, and systems as required to maintain compliance with the applicable provisions of the PCI-DSS.  In the event of an actual breach of security of any system, website, database, equipment or storage medium or facility controlled by Vendor or a Vendor contractor or vendor that results in unauthorized access to Comcast Confidential Information or Customer Data by any third party (including any employee or subcontractor of Vendor that is not authorized to access such information), any loss, misuse, destruction, deletion or modification that it knows or reasonably believes to have occurred with respect to any PII (collectively, “Security Breach”) Vendor shall notify Comcast immediately and shall cooperate with Comcast (or its third party designee) in the investigation and remediation of any such occurrence.  Such remediation may include, but is not limited to, (i) the provision of notice concerning such occurrence to any person affected or potentially affected thereby and applicable domestic and international authorities, and (ii) with respect to any Security Breach that poses a risk of identity theft, including but not limited to a Security Breach involving a Social Security number, driver’s license number or similar personal identification number, the provision of daily credit monitoring, access to credit reports and identity theft insurance to any person affected or potentially affected thereby.  To the extent that a Security Breach results from Vendor’s failure to comply with its representations, warranties and/or obligations hereunder, Vendor shall reimburse Comcast for Comcast’s out-of-pocket remediation costs incurred by Comcast in connection with such Security Breach.

g)         The Parties acknowledge and agree that upon termination of this Agreement, or at any time upon written request, either Party or both Parties shall promptly return all memoranda, notes, records, reports, media and other documents and materials (and all copies thereof) in that Party’s possession, custody or control regarding or including any Confidential Information of the other Party and Vendor shall follow Comcast’s instructions with respect to Customer Data.

9. Publicity and Press Release.  Vendor shall not use any trademark, service mark, trade name, or other name or logo of Comcast in any advertising or publicity and shall not, except as required by law, disclose, advertise, or publish the terms and conditions of this Agreement without the prior written consent of Comcast.

10. Limited Warranty.

a)         Vendor represents and warrants that:

i)
it is not bound by any agreements, obligations or restrictions and will not assume any obligation or restriction or enter into any other agreement that would interfere with its obligations under this Agreement or its obligations to any Customer that it assumes as a result of this Agreement, and its entering into the Agreement, granting the licenses set forth herein or the performance of any Services and obligations hereunder or under its agreement with any Customer do not violate any applicable law or right of any third party;

ii)	it (and the employees or subcontractors furnished or utilized by Vendor hereunder) possess the knowledge, skill, integrity and experience necessary to perform the Services;
iii)	Vendor Software will not contain any harmful or malicious code;
iv)	during the Term, the Services will be provided in all material respects in accordance with its Documentation and the description set forth on Exhibit A (if any);
v)
The Software does not contain any software and Customers’ use of or access to the Software will not subject any Customer or the Software to any Excluded License.  An “Excluded License” is any license that requires as a condition of use, modification and/or distribution of software subject to such license, that such software or other software combined and/or distributed with such software be (x) disclosed or distributed in source code form; (y) licensed for the purpose of making derivative works; or (z) redistributable at no charge; and

vi)
during the Term, it will perform the Services for the benefit of Customers in a workmanlike manner consistent with generally accepted industry standards and the SLA set forth in Exhibit B, and that for a period of thirty (30) days from acceptance of any Services performed pursuant to an SOW that involve deliverables as defined in such SOW (the “Deliverables” or “Professional Services”), the Deliverables will perform in all material respects in accordance with any applicable specifications set forth in (or attached to) the applicable SOW.  In the event of a breach of the foregoing warranty, Vendor shall re-perform the applicable Professional Services free of charge; provided however that if Vendor re-performs such Professional Services and the new Deliverable continues to fail to perform in accordance with the applicable specification,  Vendor shall, upon Comcast’s written request, provide to Comcast a refund of all fees paid pursuant to the SOW and shall not owe any further fees pursuant to such SOW.

b)         EXCEPT AS SPECIFICALLY SET FORTH HEREIN, VENDOR AND ITS LICENSORS MAKE NO WARRANTIES AS TO THE SERVICES AND DOCUMENTATION AND EACH EXPRESSLY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF FITNESS FOR PARTICULAR PURPOSE, MERCHANTABILITY, TITLE OR NON-INFRINGEMENT.  NO ACT OR STATEMENT BY VENDOR OR ITS PERSONNEL SHALL OPERATE TO MAKE OR CONSTITUTE A WARRANTY OR REPRESENTATION.

11. Indemnification from Third Party Claims.                                                                       Vendor agrees to defend, indemnify and hold harmless Comcast, its affiliates, Customers and each of their employees, directors and consultants (each a “Comcast Indemnitee”), from and against any third party claim or action:  (a) based on Vendor’s breach of its obligations, covenants or warranties as set forth in this Agreement or based on Vendor’s breach of or the unenforceability of the terms set forth in Vendor’s Policies or any other terms of service set forth by Vendor, or (b) that the Services (including any metadata associated with the Service), Deliverables or Documentation (each whether alone or as the substantial embodiment of a combination) infringes a patent, copyright, trade secret, trade mark or any other intellectual property right of a third party.  The foregoing is expressly conditioned upon: (i) Vendor being promptly notified in writing of such claim; (ii) Comcast Indemnitee granting Vendor sole control of the defense and any related settlement negotiations, provided that Vendor may not enter into any settlement agreement that obligates Comcast Indemnitee or attributes liability to Comcast Indemnitee without Comcast Indemnitee’s prior written consent; and (iii) Comcast Indemnitee reasonably cooperates with Vendor (at Vendor’s expense) in the defense of such claim.  If Comcast’s or its Customer’s permitted access to or use of the Service or any Deliverables is or may be enjoined due to an intellectual property claim, Vendor will use commercially reasonable efforts to either modify or replace the allegedly infringing part of the Service or Deliverable with a non-infringing version of no less than materially equivalent functionality or obtain a license permitting Comcast’s or its Customer’s continued use of or access to the allegedly infringing part of the Service or Deliverable.  If after using commercially reasonable efforts, Vendor does not or cannot provide either of these options, and Comcast’s or its Customer’s use of or access to the Service or Deliverable, as applicable, is adversely affected, then Comcast may immediately terminate this Agreement upon written notice to Vendor and Vendor upon request, Vendors shall provide the Transition Services set forth on Exhibit F free of charge.  The foregoing states the entire liability of Vendor with respect to claims of infringement of any patents, copyrights, service marks, trade secrets, trademarks or any other intellectual property right of a third party by the Services, Documentation or Deliverables or any part thereof.

12.	Limitation of Liability.

a) EXCEPT FOR VENDOR’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 11, COMCAST’S BREACH OF SECTION 4(A), A PARTY’S BREACH OF SECTION 8, A PARTY’S ACTIONS THAT CAUSE PERSONAL INJURY OR THAT ARE CATEGORIZED AS GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, IN NO EVENT SHALL COMCAST OR VENDOR, THEIR AFFILIATES, SUPPLIERS OR LICENSORS, BE LIABLE FOR COSTS OF PROCUREMENT OR SUBSTITUTE SERVICES OR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, DAMAGES RESULTING FROM LOSS OF PROFITS OR LOSS OF BUSINESS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

b) EXCEPT FOR VENDOR’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 11, COMCAST’S BREACH OF SECTION 4(A), A PARTY’S BREACH OF SECTION 8, A PARTY’S ACTIONS THAT CAUSE PERSONAL INJURY OR THAT ARE CATEGORIZED AS GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, THE AGGREGATE LIABILITY OF EITHER PARTY, OR ITS AFFILIATES, SUPPLIERS OR LICENSORS, FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, SHALL NOT EXCEED THE GREATER OF THE FEES PAID TO VENDOR HEREUNDER WITHIN THE LAST TWELVE MONTH PERIOD, OR $5,000,000, WITHOUT REGARD TO WHETHER A CLAIM IS BASED ON CONTRACT OR TORT, INCLUDING NEGLIGENCE.

13.	Term; Termination.

a)         This Agreement shall remain in effect for an initial term of one (1) year, beginning on the Effective Date and shall automatically renew for successive one (1) year terms (“Term”) unless and until either Party gives notice of intent not to renew at least ninety (90) days in advance of the end of the then current Term.

b)         Comcast may terminate this Agreement for convenience by giving one hundred twenty (120) days’ advance written notice to Vendor.

c)         Either Party may terminate this Agreement for cause if the other Party commits a material breach of this Agreement that remains uncured after the expiration of thirty (30) days’ written notice specifying the basis for the breach.

d)         Either Party may terminate this Agreement immediately if the other Party (a) becomes insolvent or makes a general assignment for the benefit of creditors; (b) suffers or permits the appointment of a conservator or receiver for its business or assets or any similar action by a governmental entity for the purpose of assuming operation or control of the Party due to the financial condition of the Party; (c) becomes subject to any proceeding under any bankruptcy or insolvency law whether domestic or foreign, and such proceeding or action has not been dismissed within a sixty (60) day period; or (d) has wound up or liquidated its business, voluntarily or otherwise.

e)         Upon any notice of such termination, Vendor shall provide Comcast (at Comcast’s request) the “Transition Assistance” described in Exhibit F (such period of time where Vendor provides Comcast with Transition Assistance shall be referred to herein as the “Transition Assistance Period”).  If Vendor provides Comcast with Transition Assistance, the Agreement shall be considered terminated at the end of such Transition Assistance Period.

f)         Upon termination of this Agreement, Comcast’s right to offer the Services shall cease.  However, except in the event of a termination due to Comcast’s default, at Comcast’s request, Vendor shall continue to provide the Services to those Customers who purchased the Services prior to the termination date for a period of time equal to the Customer’s subscription to Comcast Services, not to exceed six (6) months (“Post Termination Customers”), and, to the extent Vendor is making generally available service offerings comparable to the Services at the expiration of the period, Vendor will offer such service offering directly to the Post Termination Customers for a separate fee under Vendor’s then applicable commercial terms and conditions.  This Agreement will remain in effect only as applicable to the Post Termination Customers.  Anything to the contrary herein notwithstanding, and except with respect to the Post Termination Customers, immediately upon the termination of this Agreement:  (i) Vendor shall transfer any data in process with Vendor at that time as instructed by Comcast and shall return or destroy (as instructed by Comcast) any Comcast Confidential Information and Customer Data, including all related documentation and copies thereof, in Vendor’s possession; and (ii) Comcast shall return or destroy the Documentation and any Vendor Confidential Information in Comcast’s possession.

14. Audit.  Each Party shall maintain accurate records of all material expenses, revenues, fees, transactions and related documentation (including agreements) in connection with the performance of the Agreement (the “Records”).  All such Records that are financial in nature shall be maintained in accordance with generally accepted accounting practices during the Term, and for six (6) months following termination of the Agreement.  For the sole purpose of ensuring compliance with this Agreement, each Party shall have the right during the Term and for six (6) months after the expiration or termination of this Agreement, at its expense and upon terms that are mutually and reasonably agreeable to both Parties, to conduct a reasonable inspection of portions of the Records of the other Party that are directly related to amounts payable to the Party requesting the audit, pursuant to the Agreement.  Any such audit may be conducted after forty-five (45) days prior written notice, subject to the following:  Such audits shall not take place more frequently than once every twelve (12) months and provided that prior to entering a Party’s premises, the Party seeking the audit (and all third party consultants accompanying such Party) agree to be bound a confidentiality agreement protecting the audited Party’s confidential information and to the security, safety and privacy policies in place at the site.

15.	Insurance.

a)         During the Term and for a period of one (1) year thereafter, Vendor will obtain and keep in force not less than the following Insurance:

(i) Commercial General Liability insurance, including bodily injury and property damage, with limits of not less than $2,000,000 combined single limit per occurrence and $5,000,000 annual aggregate, naming Comcast and each of its officers, directors and employees as additional insureds;
(ii) damage, personal and advertising injury liability, and contractual liability covering operations, independent contractor and products/completed operations hazards, with limits of not less than $2,000,000 combined single limit per occurrence and $5,000,000 annual aggregate, naming Comcast and each of its officers, directors and employees as additional insureds;
(iii) Workers’ Compensation as provided for in any jurisdiction where work is performed by Vendor personnel who are engaged in the performance of Services under this Agreement with an Employer's Liability limit of not less than $2,000,000 for bodily injury by accident or disease;
(iv)  Business Auto insurance covering owned, non-owned and hired autos (to the extent used to provide the Services) with limit of not less than $500,000 combined single limit per accident for bodily injury and property damage liability, naming Comcast, its officers, directors, and employees as additional insureds;
(v)  Umbrella/Excess Liability with limits of not less than $4,000,000 combined single limit in excess of the above-referenced Commercial General Liability, Employer's Liability and Business Auto Liability; and
(vi)  a professional errors and omissions policy (that includes coverage for privacy liability) with a minimum limit of $2,000,000 per occurrence and $5,000,000 annual aggregate naming Comcast and each of its officers, directors and employees as additional insureds on all General Liability policies.

b)         All required insurance policies must be taken out with financially reputable insurers reasonably acceptable to Comcast and licensed to do business in all jurisdictions where Services are provided to Customers.  Vendor will provide Comcast, upon request, with a certificate of insurance, satisfactory in form and content to Comcast, evidencing that all the required coverages are in force and have been endorsed to provide that no policy will be cancelled or materially altered without first giving Comcast at least thirty (30) days' prior notice.

c)         The foregoing insurance coverage shall be primary and non-contributing with respect to any other insurance or self-insurance which may be maintained by Comcast. Each such insurance policy carried by Vendor shall grant waiver of subrogation on all policies indicated in this Section. Upon request by Comcast, the insurers selected by Vendor shall have an A.M. Best rating of A- or better or, if such ratings are no longer available, with a comparable rating from a recognized insurance rating agency. Vendor shall ensure that its subcontractors, if any, maintain insurance coverage as specified in this Section 15.

16.           Back-Up; Disaster Recover; Business Availability.  During the Term, Vendor shall: (i) back-up the files containing Customer Data as well as all active data bases to two (2) geographically separate data centers, which shall be located no nearer than one hundred (100) miles from each other on a regular basis, which shall in no event be less than daily, and maintain such back-up files in a manner that may be readily accessible in the event of the inability to access files, reports and Customer Data via the Program (as defined in the Program Description) and the Service as hosted by Vendor, and (ii) maintain a commercially reasonable Disaster Recover and Business Continuity Plan (as defined below) from an industry standard recovery and business continuity provider, and the ability to execute such plan according to agreed upon recovery point objectives and recovery time objectives. The “Disaster Recovery and Business Continuity Plan” is a plan that allows for the continued provision of Services to Customers in accordance with the service level criteria set forth in Exhibit B, in the event of an emergency that provides for and documents (a) data, system and network recovery procedures, (b) data, system, and network connectivity fail-over procedures, and (c) how Vendor will interact with its disaster recovery team.  Vendor shall test the Disaster Recovery and Business Continuity Plan at least once a year.

17.           Miscellaneous.

a)         The Parties agree that the relationship between them is solely that of independent contractors, not employment, partner, joint venture, funds or money transmitter, payment clearinghouse, or agent, and that no act or statement of either of them will operate to bind the other, and that neither Party shall hold itself out or have any authority as an agent of the other for any purpose whatsoever.  No provision of this Agreement shall be interpreted to make the relationship of the Parties hereto exclusive to each other and Comcast has no obligation to offer Services on the Marketplace.  Each Party is free to contract with other parties with respect to the services provided hereunder.

b)         The Vendor Fees specified herein do not include applicable transaction taxes, including any federal, state, county, local or value added tax (VAT), sales and use tax, goods and services tax (GST) or similar applicable taxes by law.  It Comcast is required to collect taxes of fees associated with sale of any Service, any fees paid to Vendor shall be calculated net of such taxes or fees.  If Vendor invoices Comcast for any taxes in association with any services Vendor may provide to Comcast, it shall do so via a separate line item.  Nothing in this Agreement, however, shall require Comcast to pay any payroll, franchise, corporate, partnership, succession, transfer, income, excise, profits or income tax of Vendor.  If Comcast is required by government regulation to withhold taxes for which Vendor is responsible, Comcast shall deduct such withholding tax from payment to Vendor and provide to Vendor a valid tax receipt in Vendor’s name.  Should either Party realize that any tax included or omitted as a result of the transactions hereunder was made in error, the Parties shall cooperate to resolve such overpayment or underpayment and to further assist in refunding or charging of any mistaken payments.

c)         Intentionally Omitted.

d)         All the terms, provisions and conditions of this Agreement shall be binding upon and inure to the Parties hereto and their respective permitted successors and assigns.  Vendor shall not assign this Agreement without Comcast’s prior written consent.  Comcast may assign this Agreement upon notice to Vendor.  This Agreement is solely for the benefit of the Parties, their permitted successors and assigns and shall not, unless expressly set forth herein, confer any rights or remedies on any other Party.

e)         The provisions of this Agreement which by their nature are intended to continue beyond the termination of this Agreement or the completion of any services, including, but not limited to, Sections 1, 4, 5, 7 - 9, 11 - 15 and 17 shall survive the expiration or the termination of this Agreement by any Party for any reason.

f)         Comcast is committed to providing meaningful opportunities for minority, women, veteran, and small disadvantaged business entities and individuals ("Diversity Suppliers") to provide products and services to Comcast.  In connection with such commitment Comcast encourages Vendor to explore all available opportunities to partner with Diversity Suppliers who offer complementary products and services to the products and/or services contemplated by this Agreement.  Comcast expects any such arrangements to augment, and not duplicate, the responsibilities and efforts of Vendor and other suppliers engaged in the provision of the Services and/or hardware contemplated under this Agreement.

g)         All communications, notices, invoices and exchanges of information contemplated in this Agreement or required to be given by this Agreement shall be in writing and shall be deemed to be properly given when personally delivered to the person identified in the notice section of the signature page, two (2) days after a Party deposits same in first class U.S. mail, postage prepaid or one business day after a Party transmits it by facsimile or electronic mail, addressed to the other Party at the address set forth on the signature page of this Agreement.

h)         This Agreement may not be changed, modified or rescinded except in writing, signed by the Party against whom enforcement is sought, and any attempt at oral modification of this Agreement shall be void and of no effect.  If any provision of this Agreement is declared void or unenforceable, such provision shall be subject to reformation to best express the Parties’ original intent or, failing that, deemed severed from this Agreement, and the remaining provisions of this Agreement shall otherwise remain in full force and effect.

i)         This Agreement and its interpretation shall be governed by the internal laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws or choice of law provisions thereof.  The Parties agree that all suits brought with respect to the terms and conditions of this Agreement shall be exclusively filed in the state and federal courts of the Commonwealth of Pennsylvania and each Party hereby waives all forum non conveniens and personal jurisdiction arguments or defenses it may have with respect to any such action.

j)      This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof, and any such agreements entered into prior to this Agreement are revoked and superseded by this Agreement, and no representations, warranties, inducements or oral agreements concerning the subject matter hereof have been made by any of the Parties except as expressly set forth herein.

k)         No failure or delay by either Party in exercising any right under this Agreement shall operate as a waiver of such right.

l)         Neither Party shall be liable to the other Party for failing to perform its obligations hereunder because of circumstances beyond the reasonable control of the non-performing Party for so long as such circumstances continue despite the commercially reasonable efforts of the non-performing Party to remedy the situation or provide a suitable workaround.  Such circumstances shall include, but not be limited to, a natural disaster, act of a public enemy, acts of terrorism, riot, sabotage, strikes, power failure, acts of God, third party communication system problems, or any other such events beyond the reasonable control of non-performing Party.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative.

    Comcast Cable Communications Management, LLC

    By:  _________________________________                                                                    By:_________________________________

    Name:  Kevin O'Toole                                                                                                                  Name:______________________________

    Title:  SVP                                                                                                                                      Title:_______________________________

    Date:  6/9/14                                                                                                                                   Date:_______________________________

    Support.com, Inc.:

    By:  _________________________________                                                                      By:_________________________________

    Name:  Roop K. Lakkaraju                                                                                                             Name:______________________________

    Title:  EVP, COO & CFO                                                                                                                Title:_______________________________

    Date:  6/6/14                                                                                                                                     Date:_______________________________

    _____________________________________                                                                     _____________________________________

Exhibit A
Program Description Number 1

Description of Support.com Services

1.	Program Description
1.1.
Background and Objectives.                                                     Comcast and Support.com will engage in a reseller distribution program, under which Comcast will sell to Customers the Services as part of a Support.com offering made available on a Comcast defined portal.

1.2.	Definitions. All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Agreement. For purposes of this Program Description Number 1:
1.2.1.	“Program” shall mean the Services offering(s) and activities covered by this Program Description Number 1.
1.2.2.	“SDMS” means Support.com’s Service Delivery Management System, the software used to capture certain data related to the Services under this Program Description Number 1.
1.2.3.
“Service(s)” shall mean the service offerings described in Section 2 below, each of which is assigned a unique “SKU” identification number and described further in a Service Catalog attached as Attachment 1 to this Program Description Number 1.

1.3.	Program Deployment. The Parties will work closely together and use commercially reasonable efforts to launch the Services by June 23, 2014 or another mutually agreeable date (the “Launch Date”).
1.4.
Pre-Launch Activities.  The Parties agree to work closely and use commercially reasonable efforts to define a mutually agreeable timeline to develop, deliver and implement all required components of the Program components as of the Launch Date.

1.5.	Services Branding. The Services will be provided by Support.com as part of an offering made available by Comcast, subject to the Agreement.
1.6.
Provision of Services to Customers.  Services will be provided to Customers pursuant to the Customer Agreement and the Agreement.  Services will adhere to the standard Support.com specification for each respective Service as set forth in the Service Catalog attached as Attachment 1 to this Program Description Number 1.  Support.com will only be required to provide the Services to Customers to whom Comcast has sold the Services, via a remote connection over the Internet and/or by telephone and/or chat to all Customers who are transferred to Support.com by agents of Comcast, or Customers who contact Vendor directly via a Comcast provided telephone number.

1.7.
Reporting.  The Services sales, reporting and payment model will be as follows:  As of the Launch Date, Services will be sold directly to Customers by Comcast, under Support.com’s brand name.  Reporting shall be based on Comcast’s sales data provided by Comcast to Support.com via a flat file feed and a real-time Comcast “Biller” API used to process the sale into the Support.com SDMS, which may be superseded by such other reporting as the Parties may mutually agree upon in writing.  At the conclusion of each calendar month during the Term, Support.com shall invoice Comcast based on the total number of Active Subscriptions (as described in Section 2.5 below) as of the end of such month, and the total number of Incidents sold by Comcast during the month (net of any Incidents delivered but not resolved by Support.com in accordance with the Return and Refund Policy set forth below).

1.8.
Return and Refund Policy.  Support.com will deliver the Service in accordance with the applicable Service standard operating procedure and the Customer Agreement.  Generally, for Incidents, if a Customer experiences a problem with the Service, Support.com will use commercially reasonable efforts to try to resolve the Customer’s problem, at no additional charge for a period of up to five (5) days from the date the Services were originally completed.  No refund will be provided by Support.com for Subscriptions, or for any Services completed.  Any Customer refund is the sole responsibility of Comcast.

1.9.
Change Control Process.  Each Party has the right, upon written notice to the other, to request changes and/or modifications to the Program, by notifying the other Party with a written request documenting a change order (“Change Order Request”).  Upon receipt of a Change Order Request, the receiving Party shall promptly evaluate the request to determine the impact the change would have on the Program.   Once the evaluation has been completed by the receiving Party, the Parties agree to discuss any objections or concerns in good faith, and mutually agree upon a path to resolution within ten (10) business days thereof.  The Parties may then execute a written form documenting such change in the form attached as Attachment 2 hereto (“Change Order”), which shall reflect all changes agreed upon and which shall be attached as an amendment to this Program Description Number 1.

1.10.
SKU Change Process.  Notwithstanding the foregoing Change Control Process, any changes to Service SKU’s including but not limited to the pricing of existing SKU’s, the addition of any new SKU’s, the removal of any existing SKU’s, or changes to Service inclusions, scope, pre-requisite requirements, or entitlements may be managed by a SKU Change Process to be defined and mutually agreed upon.  Until such time that the SKU Change Process is defined and mutually agreed upon, the Change Control Process will be required for any SKU changes.

2.	Services and Vendor Fees
2.1.	SKUs and Pricing. The following Services will be included in the Program:
SKU Type	SKU Name	Vendor Fees (payable from Comcast to Support.com)
Subscription	Comcast Premium Tech Subscription – Remote Desktop and Application Support	$*** *
* Services are limited to not more than four (4) primary computing devices per Customer
2.2.
Subscriptions.  Each Subscription SKU entitles Customers access to a set of defined Services over a defined period of time.  Subscriptions may only be offered as attached sales, which shall mean a new or existing Comcast Customer who simultaneously purchases Comcast’s high speed broadband service offerings, voice offerings, or a Comcast branded “Upware” pack offering in which the Services are included along with additional components (which may include email/sharepoint, Web hosting/DNS, antivirus, data back-up, file sharing and web conferencing such bundled offering) to its Customers.

2.3.	Subscription Terms. Support.com will have no obligation to provide any Service(s) to any Customer that does not comply with the required terms and conditions of the Customer Agreement.
2.4.
Subscription Redemption Flow. As part of its reporting obligations hereunder, Comcast shall report to Support.com each sale of a Subscription SKU to a Customer, before transferring the Customer to Support.com for Service redemption.  Support.com may contact Comcast to verify Customer entitlement to the Subscription Services.  Prior to delivery of Services, Customers will be required to accept Support.com’s End User License Agreement and Privacy Policy before installing Support.com’s “Remote Control” software or any other applicable application.   After remote access is established, Support.com will deliver the appropriate Service as defined by the scope of the Subscription.   As part of delivering the Service(s), Support.com will capture Customer’s ID (or other identifying field as mutually agreed) in order to track usage at a Customer level.

2.5.	Subscription States. SDMS will manage Subscriptions in the following states:
2.5.1.	Active: Subscription has been purchased and is valid for Customer use; and
2.5.2.	Cancelled: Subscription is not Active and is not available for Customer use.

The Subscription States are managed by SDMS based on reports provided by Comcast. Once cancelled, a Subscription may not be reactivated.
2.6.
Misdirect Fees; Calls.  For all calls received by Support.com from Customers during the Term who are not entitled to Services delivery at the time at which such call is received, Comcast shall pay Support.com a misdirect fee of *** for actual time required by Support.com agents to handle such calls as tracked by SDMS; provided, however, that Comcast will have no obligation to pay a misdirect fee for a misdirected call if Comcast  demonstrates that such misdirect call was directly or indirectly attributable to the actions of Support.com.  Support.com shall report to Comcast the total number of calls received by Support.com from Customers, the number of misdirected calls and the total number of misdirected call minutes for each calendar month during the Term.  Notwithstanding the foregoing, no misdirect fee shall be payable in a calendar month unless the total number of misdirected calls in such month *** of the total number of calls for such month; and Support.com provides Comcast with periodic reports identifying misdirected call activity at daily intervals prior to the assessment of any misdirect fees.

3.	Program Activities
3.1.	Marketing and Promotions. Comcast will be responsible for all marketing, advertising and promotional activities for the Services.
3.2.	Forecasting. In order for Vendor to provide Services hereunder, once the program reaches *** received by delivery agents during a calendar month, Comcast shall:
3.2.1.	Provide, not less than forty-five (45) days prior to the commencement of a calendar month, expected sales estimates by week, for such month The forecast will include:
•	Weekly volume of the Subscription Services to be sold.
3.2.2.	Data. Comcast will timely provide accurate data from Comcast systems as may be necessary for Vendor to fulfill its obligations hereunder as well as data that is required for invoicing purposes.
3.2.3.
Meetings.  On a monthly or other regular basis as agreed to by the Parties, conduct operational meetings with Support.com to review the sales actuals, marketing actuals and any upcoming or outstanding issues.

3.2.4.
Quarterly Performance Reviews.  Comcast and Support.com agree that appropriate senior-level representatives of each Party shall meet at least once per quarter during the term of the Agreement to review the overall progress and status of performance under the Agreement including, without limitation, the service delivery and any feedback and suggestions for improvement.

3.3.	Support.com Obligations. In addition to the obligations set forth in this Program Description Number 1, Support.com shall:
3.3.1.
Training Call Center Agents: As mutually agreed upon, Support.com will provide documentation on the key program value propositions, service processes and Support.com background required to effectively train Comcast’s personnel.

3.3.2.	Create, maintain and implement all aspects of the Program in accordance with the terms set forth herein.
3.3.3.	Development of Service SKU’s: The Parties may amend or add new Services; provided that the updates are executed per the SKU Change Process outlined above.
3.3.4.	Deliver Functionality Development and Maintenance: Support.com is responsible for developing and maintaining the Program delivery components including but not limited to the Software.
3.3.5.
Service Level Agreement:  Subject to the terms and conditions of the Agreement and this Program Description Number 1, Vendor will meet the service level requirements as specified in Exhibit B (“Service Level Agreement”) hereto.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ***

Exhibit B

Service Level Agreement

Subject to the terms and conditions of the Agreement, Support.com will make the Services available to Comcast subject to the following service level requirements and limitations commencing upon the Launch Date.

1.	Availability/Uptime for the Support.com Environment
The “Support.com Environment” consists of the servers, storage and networking hardware, operating systems, database management systems and operating platforms, as well as computers owned by Support.com and those of its agents, that are required to be provided by Support.com to provide the Services. The “Comcast Environment” consists of the servers, storage and networking hardware, operating systems, database management systems and operating platforms and all application software, as well as computers owned by Comcast and those of its agents, that are required to be provided by Comcast in relation to the Services.
The following Service Level Agreement (“SLA”) covers the following approach:
Comcast Environment Responsibilities	Support.com Environment Responsibilities
Host / manage:
• Comcast billers and related servers wherever located
• Comcast diagnostic / ticketing tools
• User account approvals and changes for the components of the Comcast  Environment
• Comcast ACD, IVR and voice circuits / data links
• All equipment and systems required for use by Comcast’s  agents other than the Support.com Environment Responsibilities

Host / manage:
• Services Tools:  All other servers, storage and networking hardware, operating systems, database management systems and operating platforms used by Support.com to host and manage the Services
• Support.com diagnostic / ticketing tools

1.1               Scheduled Maintenance.  Periodic maintenance on the servers and system elements that support the Support.com Environment, for purposes of system upgrades, maintenance, and backup procedures (“Scheduled Maintenance”) will be scheduled by Support.com and coordinated with Comcast personnel.  Primary hours of Support.com service level standard support operations are 24x7, less Scheduled Maintenance.  Scheduled Maintenance may take place on Monday, Tuesday, Wednesday, Thursday or Saturday evening, or some combination thereof up to two (2) days per week, between the hours of 11:00 p.m. and 3:00 a.m., Pacific Time, or on some other schedule as mutually agreed by the Parties. If emergency maintenance is needed to fix critical security vulnerabilities, Support.com will notify Comcast as soon as possible.  Comcast acknowledges that it may be necessary for Support.com to begin work and/or apply fixes prior to notification of Comcast.
1.2               Unscheduled Maintenance.  The application of ad hoc updates to the Support.com Environment  (“Updates”) will be scheduled by Support.com and coordinated with Comcast personnel in the event it is necessary for such Updates to occur outside of the Scheduled Maintenance times (“Unscheduled Maintenance”).
1.3               Support.com Environment Service Level.  In addition to Scheduled Maintenance and Unscheduled Maintenance, there may be events that from time to time will make the Support.com Environment not Available (as defined below) for a limited amount of time due to unforeseen software, hardware, network, power and/or Internet outages (“Unscheduled Downtime”).   Notwithstanding anything herein to the contrary, Support.com shall have no liability for any failure to meet the Environment Performance Requirement set forth herein in the event that: (a) such failure is caused by independent circumstances that are not within the reasonable control of Support.com; (b) the outage condition is not directly caused by the Support.com Environment (e.g., outages caused by plant issues, operational or maintenance errors by Comcast, or to the extent caused by third-party hardware or software operated by Comcast); or (c) Comcast’s failure to implement any fixes, patches or other workarounds recommended by Support.com to Comcast to the extent the implementation of such fixes, patches or other workarounds are technically feasible and commercially practical.
Support.com will operate the Support.com Environment, as set forth below, to be Available and functioning within the relevant SLA defined herein, measured on a monthly basis (the “Environment Performance Requirement”).  For the purposes of this Attachment, “Available” means that the Support.com Environment is accessible based on SLA measurement techniques for ninety-nine and five tenths percent (99.5%) of the time 24 hours a day, seven days per week, excluding Scheduled Maintenance or any loss or interruption of services resulting from actions or inactions of Comcast or the Customer, or their respective equipment or service providers. Actual availability percentage will be calculated with the following formula:
100 minus [((X) Total Unscheduled Downtime minutes in a month; divided by (Y) total minutes in said month)); multiplied by (Z) 100] = availability percentage
Uptime measurements are on fifteen minute intervals, utilizing Keynote UP5 measurements or another equivalent, technically feasible and commercially-reasonable measurement technique mutually agreed upon by Support.com and Comcast. The demarcation of the measuring system under test (e.g., in the hosted environment and in the same subnet), and the baseline profile against which the SLA measurement techniques will be run (e.g., 100 PCs), will be mutually agreed upon by Support.com and Comcast.

2.	AVAILABILITY/UPTIME FOR THE SUPPORT.COM ENVIRONMENT

2.1.
Support Service Issues. Support service issues are grouped into the following four levels, in each case pertaining to issues that are caused by and in the sole control of Support.com, and excluding, for example, problems caused by Comcast.

Service Level	Definition
P1	Severe problems with the Service resulting in complete work stoppage for a large number of users. No alternatives or work-around identified and work cannot continue.
P2
Critical issue which interferes with a major function of the Service or causes major usability concerns. Examples include major customer-facing functions not working such as being unable to complete a purchase, inability to track order status, or site performance seriously degraded (sustained response times outside of usable ranges). Order capture, fulfillment, or business at risk of impact including but not limited to typographical errors to a price, phone number, or web link.

P3	Issue which interferes with a minor function of the Service. Examples include a broken link to static content. No risk to order capture and fulfillment.
P4	Cosmetic issues such as typographical errors, misaligned text, or incorrect images. No risk to order capture and fulfillment.

2.2	Support.com will notify and respond to Comcast regarding a reported issue as soon as an issue is noted within the response times below:

Service Level	Target Response Times
P1	30 minutes
P2	2 hours
P3	24 hours
P4	within 5 business days

2.3
Support.com shall provide an update by telephone or email to a mutually agreed upon distribution list each hour in the case of P1 problems and every 2 hours in the case of P2 problems. Support.com will make available its senior executives responsible for the areas at issue by telephone immediately upon Comcast’s request during the existence of any P1 or P2 problems.

2.4
Comcast shall have immediate direct access 24 by 7 by 365 to Support.com’s online technical support system to report any service issues.  In the event of a failure in the case of P1, or in the case of P2 a multiple failure, on the part of Support.com to achieve target response times, Support.com will promptly apply additional technical resources to the problems, including without limitation, Support.com’s technical resources most knowledgeable about the problems.  This addition of resource shall continue until all relevant technical resources have been applied and/or the relevant problem has been resolved. In such cases and at Comcast’s request, Support.com shall promptly supply Comcast with a list of all technical resources working to resolve the problem.

3.
With respect to the delivery of the Services, provided Comcast has provided to Vendor the forecast described in the Program Description for a calendar month, Support.com agrees to provide a response to inbound call service level of *** or greater of inbound Customer calls answered within *** for such monthly period.  If, however, actual sales volumes for a given month are greater than *** of the sales volumes forecasted by Comcast in accordance with the Program Description, Support.com will not be obligated, but will instead use commercially reasonable efforts, to achieve the foregoing inbound call service level for such monthly period.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ***

Exhibit C

Customer Agreements: EULA, Terms of Service
Policies:  Vendor Privacy Policy, Terms of Use

1.           Customer Agreement (to be provided to Vendor for the Parties’ review and approval)

2.           Privacy Policy:  http://www.support.com/privacy_policy

3.	Terms of Use: Not Applicable.

Exhibit D

Data Collection and Targeting Requirements

Vendor represents and warrants that in connection with its collection and storage of data collected via web beacons, cookies or any other technology that tracks internet usage:

1.         Only data that is specifically authorized in writing by Comcast will be collected on Comcast, Customers (which for purposes of this Exhibit D includes affiliates) websites, if Comcast (or the relevant affiliate) and Vendor mutually agree to allow Vendor to set a cookie or otherwise collect data, expiration dates of any cookies will be mutually agreed upon.
2.         All data collected is and will continue to be anonymous or immediately anonymized.  Vendor will not collect data that is “personally identifiable” according to any applicable law or regulation;
3.         It does not and will not aggregate data collected into databases or engage in any other process that would result in the collation or organization of the data such that the combination or aggregation of data from one or more sources would provide sufficient detail to enable the identification of individual users even if such data was originally collected anonymously;
4.         It does not and will not collect any data on health information, credit scores or other types of data designated as “sensitive” data, or data otherwise subject to specific restrictions on collection by law or regulation;
5.         It will not aggregate any data it collects or receives and resell or otherwise distribute it in a manner that competes with the advertising services of Comcast (including, by way of example and not limitation, by claiming to provide data that identifies Comcast users or user that “look like,” or share characteristics of users of Comcast services, without necessarily tagging them on Comcast properties) or as data about, originating from or otherwise related to Comcast or its customers, and shall not label denote or refer to in any manner the data as having been derived from Comcast, other than as permitted under this agreement, whether or not such data contains any personally identifiable information;
6.         It does and will employ up-to-date, industry recognized “best practices” with respect to technology and procedures to prevent and detect theft, piracy, unauthorized access, copying, duplication or distribution of the data collected from or supplied for use in connection with Comcast, Customer websites.
7.         It will notify Comcast of any breaches of security or incidents of the type described in Section (5) above, within one (1) week of discovery of such incident.
8.         Without limiting any of the foregoing, Vendor does and will comply with all internet privacy and similar laws, rules, regulations, legal orders or decrees and similar promulgations (collectively, “Law”) in connection with its collection, use and distribution of data, including without limitation COPPA. In the event of a change of law which is reasonably likely to disrupt Vendors ability to provide the Services or to continue to collect data of a the same or similar quality, or to prohibit Vendor’s ability to comply with the provisions of this section, Vendor will promptly notify Comcast (including if appropriate, regarding any pending legislation that is reasonably likely to be enacted in the near future) and Vendor and Comcast shall negotiate appropriate revisions to or the termination of this Agreement.
9.         It will provide a meaningful opportunity for internet users to opt-out from data collection and targeting by Vendor and its affiliates and customers, including without limitation, through the Network Advertising Initiatives’ Compliance Program.
10.         It will comply, to the extent applicable, with standards for data collection and serving advertising promulgated by self-regulatory and other nationally recognized standards bodies, such as the Interactive Advertising Bureau.
11.         There will be no ushering in of other third parties or service providers or otherwise enabling setting of cookies or data collection about Customers or Comcast users including, but not limited to, actions such as cookie synching, unless otherwise agreed to in writing by Comcast.
12.         Comcast (or its representatives) shall have the right to inspect and review Vendor’s systems and books and records to verify compliance with the foregoing, provided that such inspection and review is conducted during reasonable business hours with no less than five (5) business days prior notice.
13.         It will not grant access to data to any third party except a) on a need to know basis in order to provide specific services to Vendor for the direct benefit of Customer; b) after conducting a reasonable investigation of such third party and c) upon entering a written agreement with such third party which contains obligations which are at least as restrictive as the foregoing.

Exhibit E

Security Provisions

Vendor will confirm compliance with certain applicable security and privacy standards mutually agreed upon as required for the Program and provide evidence of certification.  Vendor will maintain security and privacy policies for Comcast review each year upon written request, and will respond to reasonable requests from Comcast regarding security and privacy practices.

In addition, Vendor agrees to comply with the following Comcast policies:

Comcast Third Party Partner Requirements [attached]
Comcast Change Management Policy [attached]
Comcast Software Compliance Policy [attached]
Comcast Employee Personal Information Security Policy [attached]
Comcast Access Control Policy [attached]
Comcast Authentication Policy [attached]

Exhibit F
Transition Assistance

Transition Assistance Services.  Unless otherwise agreed to by the Parties in writing, commencing on the effective date of any notice of termination or non-renewal of this Agreement (or such other date as mutually agreed by the Parties), and continuing until six (6) months thereafter (the "Transition Period"), Vendor will provide to Comcast, such reasonable cooperation, assistance and services as more fully identified below (the " Transition Services").

Vendor will provide all information and assistance reasonably required to assure the smooth transition and/or migration of Comcast and Customer Data to the corresponding systems of Comcast or a third party provider designated by Comcast, in accordance with a process and schedule reasonably defined by Comcast (“Wind Down”).  Wind Down services will be provided by Vendor as a professional service with fees payable by Comcast in accordance with the professional services rates of $*** plus travel expenses, if applicable.

The Wind Down will begin at a Comcast specified date and Comcast may terminate the Wind Down at any time for any reason upon notice.  The Parties acknowledge and agree that such assistance shall include Vendor providing a complete copy of all Customer Data (current as of the last day of the Wind Down period) in an electronic format reasonably specified by Comcast such that it may be migrated by Comcast or its third party designee to such other systems.

*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ***

Exhibit G
Reporting

Support.com will provide the following metrics and frequency to Comcast:

Report Type	Frequency
Aggregate NPS Scores	Monthly
Total # of customer calls by date	Bi-weekly (every other week)
Total # of unique customers who called	Bi-weekly
Total # of calls per app	Monthly
Customer Refund Requests	Same day as customer request
Total # of active subscriptions	Monthly
AHT per app	Monthly
AHT per customer	Monthly
QA Reporting	Monthly

Attachment 1
Service Catalog
Subscription SKU name	Description
Comcast Premium Tech Subscription – Remote Desktop and Application Support
In Scope
Devices:
• Four (4) primary computing devices per Customer
• Support hours:  8AM-12AM EDT  (additional coverage as mutually agreed upon by the Parties)
• Smart Phone and Tablet for business applications
• Peripheral devices such as printers, scanners, keyboards, mice, external hard drives / storage, etc. connected to primary device or network
• Remotely administered switches, routers, NAS or similar that include a graphical user interface
• Switches, router, NAS or similar without graphical user interface as commercially reasonable

Scope of Support:
• Removal of viruses, spyware, and other malware from devices
• Networking setup, configuration, and connectivity troubleshooting
• General Troubleshooting support for device usability
• Business application support on devices, including applications made available by Comcast to Customers on the Upware portal
• Configuration of email clients (MS Outlook and similar) to support sending and receiving email and sync across devices
• Software application support for Upware provided applications on devices which includes application install/uninstall, troubleshooting, and basic configuration on devices, as follows:
▪ Carbonite
• Establish or configure automatic backup
• Backup restoral assistance
▪ F-Secure
• Console User and Security Profile Configuration
• Initiate / Assist with Virus Removal functionality
▪ AnyMeeting
• Installation of Desktop Launcher, Screen Share Plugin, and Outlook Plugin
• Microphone and Speaker configuration
▪ Box
• Installation of Desktop Client (Box Sync)
• Assist with changing Link Security Settings

Out of Scope
• Servers
• Comprehensive training on application usage excluding, setup and configuration of the Upware provided applications listed above.
• Systems that do not meet the following System Requirements:
--Windows XP, Vista, Windows 7, Windows 8 and Mac OS 10.5 and above, iOS 6.0 or higher, Android v2.3 or higher
• Beta or other pre-release software
• Setup or troubleshooting of computers, networks, or software applications including gaming systems, for non-business usage

Attachment 2
(“Change Order”)
Program:	PCR No.:
Originator:	Date:
Department:	Phone #:	Title:
Locations Impacted:
Requested Implementation Date:
Estimated Hours: (LOE)	☐Billable ☐Non-Billable	Billing Rate/Hour:
Fixed Fee Cost (if applicable)
Type of Change:
Scope of Change:	☐Minor (Anything within current contract)	☐Major (may require contract amendment) MUST BE REVIEWED BY Business and/or P&L Owner
Reason for Change: (give brief overview of the reason for the change i.e. due to additional business, project enhancements or resulting from a corrective action), and identify whether change is permanent or temporary

Area(s) of Change
Accounting/Payroll	Network
Data Processing	Resource Planning
General Facilities	Quality Assurance
Human Resources	Telecom
IT/BI	Training
Operations	Recruiting
Miscellaneous (Please describe below)
Other:
Description of Change(s) Requested: (describe the changes and how they affect each area or department, including key dates, requirements and billing information)

Comcast Authorization (SRT Comcast/LOB POC)
Comcast Representative’s Signature                                                                   ___________________________________________________________________

Print Name  _______________________________                                                                                     Date  ___________________________________

Support.com,Inc. Authorization:
Support.com Representative’s Signature   _______________________________________________________________

Print Name _______________________________                                                                                     Date___________________________________